Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158478

MACQUARIE CNL GLOBAL INCOME TRUST, INC.

STICKER SUPPLEMENT DATED OCTOBER 8, 2010

TO PROSPECTUS DATED APRIL 23, 2010

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated April 23, 2010 and the sticker supplements dated August 13, 2010 and September 20, 2010. Capitalized terms used in this sticker supplement have the same meaning as in the prospectus unless otherwise defined herein. The terms “we,” “our,” “us” and “Macquarie CNL Global Income Trust” include Macquarie CNL Global Income Trust, Inc. and its subsidiaries.

This information is presented as of October 8, 2010.

Status of Offering

We commenced our initial public offering of shares of our common stock on April 23, 2010. Until our receipt and acceptance of subscriptions aggregating at least $2 million, all subscription proceeds were placed in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A. As of October 6, 2010, we had received and accepted aggregate subscriptions in excess of the Minimum Offering amount of $2 million in shares of common stock and on October 8, 2010, the funds were released from escrow and we commenced operations.

Form of Subscription Agreement – Appendix D

Attached to this sticker supplement as Appendix D is an updated form of subscription agreement which replaces the form of subscription agreement contained in the Prospectus dated April 23, 2010. The form of subscription agreement was updated as a result of the closing of escrow.

APPENDIX D

FORM OF SUBSCRIPTION AGREEMENT

The form of subscription agreement that follows this page replaces in its entirety the form of subscription agreement included as Appendix D in the Prospectus dated April 23, 2010. The form of subscription agreement was updated as a result of the satisfaction of the escrow conditions for the Minimum Offering.

2

Return via Standard Mail Macquarie CNL Global Income Trust, Inc. c/o Boston Financial Data Services P.O. Box 8562 Boston, MA 02266-8562	Return via Overnight Delivery Macquarie CNL Global Income Trust, Inc. c/o Boston Financial Data Services 30 Dan Road, Suite 8562 Canton, MA 02021-2809	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116

Subscription Agreement
FIRST OFFERING	Macquarie CNL Global Income Trust, Inc.
one	Investment
Make check payable to Macquarie CNL Global Income Trust, Inc. or the custodian of record for qualified plan investments.	This is an (select one)
☐ Initial Investment ☐ Additional Purchase ☐ Net of Commissions Purchase* ($9.00 per share) * Attach a Net-of-Commission affirmation letter, completed and signed by your Broker Dealer.
We do not accept cash, money orders, starter or counter checks, third- party checks and traveler’s checks.	Amount of Subscription $		Number of Shares

If a check received from an investor is returned for insufficient funds or otherwise not honored, Macquarie CNL Global Income Trust, Inc. may return the check with no attempt to redeposit, and any issuance of the shares or declaration of distributions on shares may be rescinded or redeemed. Macquarie CNL Global Income Trust, Inc. may reject any subscription, in whole or in part, in its sole discretion.

two	Investor Information
Name(s) and address will be recorded exactly as printed. Please print name(s) in which shares are to be registered.	Investor Name/Trustee		Social Security Number/TIN
	Co-Investor Name/Trustee (if applicable)		Social Security Number/TIN
Street Address (required) ☐ If subsequent purchase, check here if new address.
	City	State	Zip Code
	Daytime Phone Number	Evening Phone Number
Optional Mailing Address
	City	State	Zip Code

All accounts must select one type of citizenship and answer the backup with- holding question.	Citizenship ☐ U.S. citizen ☐ U.S. citizen residing outside the U.S., Country___________ ☐ Resident Alien I am subject to backup withholding ☐ YES ☐ NO
For Custodial Accounts Only
	Name	TIN
	Address	Custodian/Brokerage Acct. Number
	City	State	Zip Code

Revised 10/06/2010 – Page 1 of 5

three	Form of Ownership

Select One Type of Account.	Non-Custodial – Single Signature (minimum investment $5,000):
☐ Individual ☐ Individual with Transfer on Death*
*Fill out Transfer on Death Form to effect designation.
Transfer on Death Form available on www.MacquarieCNLGlo- ba1IncomeTrust.com.	Non-Custodial – Multiple Signatures
☐ Joint Tenants with Rights of Survivorship ☐ Joint Tenants with Transfer on Death*
☐ Community Property
Non-Custodial – Trust
☐ Taxable Trust ☐ Tax Exempt Trust
Name of Trust

Custodial –Custodian Signature Required (minimum investment $4,000):
☐ Traditional IRA ☐ ROTH IRA ☐ SEP/IRA ☐ Rollover IRA ☐ Beneficial IRA
Beneficial IRA Decedent Name

Other –Custodian Signature Required (minimum investment $5,000):
☐ Uniform Gift to Minors Act, State of __________________ DOB of Minor _____________
☐ Uniform Transfers to Minors Act, State of ________________ DOB of Minor _____________
Other
☐ Corporation ☐ Partnership ☐ Non-Profit Organization ☐ Profit Sharing Plan ☐ Pension Plan
Name of Corporation/Plan Name/Other
four	Distributions Instructions
Select only one option.

☐ Send distributions to investor address shown in Section 2

☐ Reinvest in Macquarie CNL Global Income Trust, Inc. shares (See prospectus for more details)

☐ Direct Deposit cash (non-custodian investors only; Provide information requested below)

Complete this section to direct your distributions to our Reinvestment Plan (DRP) or to deposit them directly into your account.

IRA accounts may not direct distributions without the Custodian’s approval.

I authorize Macquarie CNL Global Income Trust, Inc. or its Agents (collectively, the “REIT”) to deposit my distribution to my checking, savings or brokerage account. This authority will remain in force until I notify the REIT in writing to cancel it. In the event that the REIT deposits funds erroneously into my account, it is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution
Address
City	State	Zip Code
Select One Account Type. (For Direct Deposit Only)	☐ Checking (please include a voided check) ☐ Savings ☐ Brokerage or other
Account Number	ABA Routing Number

Page 2 of 5 – Revised 10/06/2010

five	Automatic Purchases

Complete the following information if you wish to authorize addi- tional investments in Macquarie CNL Global Income Trust, Inc. via automatic debits from your bank account.

Each investor who elects to participate in the automatic purchase plan agrees that the agreements, representations and warranties made by the investor in this Subscription Agreement apply to all additional purchases made under the plan including that the investor meets the suitability standards in the Prospectus (as defined herein) and this Subscription Agreement. The investor also acknowledges and understands that the notices set forth in this Subscription Agreement also apply to additional purchases made under the automatic purchase plan. See the Prospectus (as defined herein) for plan details. Alabama, Nebraska and Ohio residents are not eligible to participate in the automatic purchase plan.

I wish to make an automatic purchase (min of $25 per month or $75 per quarter) in the amount of: $

Check the appropriate box below designating either a monthly or quarterly debit.
☐ I prefer a monthly automatic debit (on the last business day of each month).
☐ I prefer a quarterly automatic debit (on the last business day of each quarter).
Select One Account Type.	☐ Checking (please include a voided check)	☐ Savings (please include a deposit slip)
	Account Number	ABA Routing Number

	I authorize payment for automatic purchases through direct debits from my checking or savings account. Investors must initial this authorization where indicated. Not available on IRA custodial accounts or other retirement accounts.	Initials

Please attach a voided check or deposit slip.

Please enclose a voided check or deposit slip for the appropriate account to participate in the automatic purchase plan. By enclosing a voided check or deposit slip you authorize the REIT to begin making electronic debits from the checking or savings account designated by the enclosed voided check or deposit slip on the last business day of each month or quarter. Such deductions and investments will continue until you notify the REIT in writing to change or discontinue them. Should your checking or savings account contain insufficient funds to cover the authorized deduction, no deduction or investment will occur. In such event, your bank may charge you a fee for insufficient funds.

six	Electronic Delivery

☐ Electronic Delivery – I hereby request that Macquarie CNL Global Income Trust, Inc. deliver all stockholder communications (including proxy statements, annual and quarterly reports, prospectus supplements, investor communications, account statements*, tax forms and other required reports) to me by sending electronic notifications to the email address I have provided below. I understand that I may revoke my request for electronic delivery at any time by calling (866) 650–0650.

*Electronic delivery of account statements are not available to investors electing to receive a check by mail.
Email Address

Revised 10/06/2010 – Page 3 of 5

seven	Subscriber Signatures

Please separately initial

each of the representata-

tions below. Except in the

case of fiduciary accounts,

you may not grant any

person a power of attorney

to make such representa-

tions on your behalf.

	In order to induce Macquarie CNL Global Income Trust, Inc. to accept this subscription, I hereby represent and warrant as follows:		Investor	Co-Investor
	a)	I have received the final Prospectus (as amended or supplemented as of the date hereof) for Macquarie CNL Global Income Trust, Inc.	Initials	Initials
b)

I have (i) a net worth (does not include home, furnishings and personal automobiles) of at least $250,000 or (ii) a net worth (as described above) of at least $70,000 and a gross annual income of at least $70,000.

			Initials	Initials

If applicable, I also meet the additional suitability requirements imposed by my state of primary residence as set forth in the Prospectus (as defined herein) under the sections described in the Prospectus and entitled “Suitability Standards” and “How to Subscribe.” (Applies to Alabama, California, Iowa, Kentucky, Massachusetts, Michigan, Missouri, Ohio, Oregon, Pennsylvania and Tennessee investors.)

If applicable, I acknowledge the recommendation imposed by the states of Kansas and Massachusetts, one of which is my primary residence, that my aggregate investments in Macquarie CNL Global Income Trust, Inc. and similar direct participation investments do not exceed 10% of my “liquid net worth,” which for these purposes is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

	c)	I acknowledge that there is no public market for the shares and thus my investment in the shares is not liquid.	Initials	Initials
d)

I am purchasing the shares for my own account and if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent I have due authority to execute this subscription agreement and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.

			Initials	Initials
	e)	I am not a resident of the State of Pennsylvania.	Initials	Initials

Substitute IRS Form W-9 Certification:

The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is its correct taxpayer identification number (or it is waiting for a number to be issued to it) and (ii) it is not subject to backup withholding either because (A) it is exempt from backup withholding, (B) it has not been notified by the Internal Revenue Service (“IRS”) that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified it that it is no longer subject to backup withholding, and (iii) it is a U.S. person for federal tax purposes (including a U.S. resident alien).

YOU MUST CROSS OUT CLAUSE (ii) IN THIS CERTIFICATION AND THE “SUBJECT TO BACKUP WITHHOLDING” BOX SHOULD BE CHECKED IN SECTION TWO IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT IT IS CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE IT HAS FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON ITS TAX RETURN.

The Internal Revenue Service does not require your consent to any provision of this document other than this certification, which is required to avoid backup withholding.
	Signature of Investor – OR – Beneficial Owner			Date

	Signature of Co-Investor – OR – Custodian			Date

Page 4 of 5 – Revised 10/06/2010

eight	Broker/Financial Advisor Information & Signature

The Financial Advisor (“FA”) or Registered Representative hereby warrants that it is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.
Participating Broker-Dealer Name Check if recently employed by new B/D
	Financial Advisor – OR – Registered Representative Name		Advisor Number
Mailing Address ☐ Check if updated address
	City	State	Zip Code
	Telephone	Fax
Email Address

THE FINANCIAL ADVISOR OR REGISTERED REPRESENTATIVE MUST SIGN BELOW.

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered the prospectus contained in the REIT’s registration statement (File No. 333-158478) on file with the Securities and Exchange Commission (as amended or supplemented, the “Prospectus”) to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity, acting in its capacity as agent, Advisor and/or Broker/Dealer, has performed functions required by federal and state securities laws and FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by their relationship with the subscriber(s) identified on this document.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

The names “Macquarie” and “Macquarie Group” refer to Macquarie Group Limited (ABN 94 122 169 279) and its direct and indirect subsidiaries, including Macquarie Bank Limited (ABN 46 008 583 542) and Macquarie Capital Funds Inc. Macquarie Bank Limited maintains representative offices in several jurisdictions in the United States, however, neither Macquarie Group Limited nor Macquarie Bank Limited is authorized to conduct banking business in the United States.

I understand this Subscription Agreement is for the offering of Macquarie CNL Global Income Trust, Inc.

	Signature of Financial Advisor – OR – Registered Representative		Date
	Signature of Branch Manager		Date
All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus (as defined herein) in its entirety. Each subscription will be accepted or rejected by Macquarie CNL Global Income Trust, Inc. (the “REIT”) within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date the subscriber receives a copy of the final Prospectus (as defined herein). Subscribers will receive a confirmation of their purchase.

	Return via Standard Mail Macquarie CNL Global Income Trust, Inc. c/o Boston Financial Data Services P.O. Box 8562 Boston, MA 02266-8562	Return via Overnight Delivery Macquarie CNL Global Income Trust, Inc. c/o Boston Financial Data Services 30 Dan Road, Suite 8562 Canton, MA 02021-2809	CNL Client Services Toll-free (866) 650-0650 Fax (877) 694-1116

Revised 10/06/2010 – Page 5 of 5